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Media Contact:
Susan Sutton
e-mail: susan.sutton@interdigital.com
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Investor Contact:
Janet Point
e-mail: janet.point@interdigital.com
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(610) 878-7800

FOR IMMEDIATE RELEASE
January 16, 2002

          INTERDIGITAL AND NEC SIGN GLOBAL 3G PATENT LICENSE AGREEMENT
               AND SETTLE OUTSTANDING 2G PATENT LICENSING DISPUTE

        King of Prussia, PA, January 16, 2002 . . . InterDigital Communications Corporation (NASDAQ: IDCC), a leading developer and enabler of advanced wireless technologies and product platforms, today announced that its subsidiary, InterDigital Technology Corporation (ITC), has entered into a royalty-bearing license agreement with NEC Corporation of Japan for sales of wireless products compliant with all Third Generation (3G) and narrowband CDMA standards. The Company concurrently reached an amicable settlement of its Second Generation
(2G) patent licensing dispute with NEC in connection with a 1995 license agreement.

        Under the 3G agreement, ITC will receive a royalty on each licensed product sold by NEC. The licensed products include infrastructure, terminal units, communication cards and other mobile devices compliant with Third Generation and narrowband CDMA standards. NEC will pay ITC an advance royalty of $19.5 million. Once that advance is exhausted, NEC will be obligated to pay additional recurring royalties to ITC as it sells licensed products. In addition, NEC and ITC agreed to settle the outstanding 1995 2G TDMA license agreement dispute for the payment by NEC of $53 million to ITC. The $53 million is in addition to the royalty advance previously paid by NEC under the 1995 agreement. In exchange for those payments, NEC's royalty obligations for PHS and PDC products under the 1995 agreement will be considered paid up. Otherwise, the 1995 agreement will remain materially unaltered by the settlement. Currently, NEC has no further royalty payment obligations under that agreement based on existing pre-paid units and certain other unique provisions included in the 1995 agreement.

        "We are very pleased to welcome NEC as an ITC 3G patent licensee, while also reaching an amicable resolution of the outstanding patent dispute between us," said Howard Goldberg, President and Chief Executive Officer of InterDigital. "NEC is a key global supplier of telecommunications equipment worldwide, and the number one supplier of 3G telecommunications products in Japan, the country which is leading the world in 3G rollout. This licensing agreement with NEC, combined with our previous 3G agreements with Sharp, Matsushita, and Japan Radio Company demonstrates the strength of ITC's expanding 3G patent portfolio. Our broad portfolio of essential patents, along with InterDigital's 3G products and technology, will serve to fuel the Company's revenue growth as the 3G market emerges."

        "The 3G patent licensing program at ITC continues to gain momentum," added William J. Merritt, President of ITC. "We have executed four 3G license agreements in the last ten months, including agreements with the top two manufacturers in Japan. We anticipate continued success in 2002, as additional companies come to recognize the breadth and scope of ITC's 3G related inventions realized over 15 years of research and development. We are well positioned to leverage these key 3G license agreements as other global markets emerge."

                                     -more-

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        Given the complexity of accounting for revenue associated with multi-faceted agreements, the Company and its auditors have not finalized the manner in which revenue will be recognized for payments to be received under these agreements.

About NEC Corporation

        NEC Corporation (NASDAQ: NIPNY) (FTSE: 6701q.l) is a leading provider of Internet solutions, dedicated to meeting the specialized needs of its customers in the key computer, network and electron device fields through its three market-focused in-house companies: NEC Solutions, NEC Networks and NEC Electron Devices. NEC Corporation, with its in-house companies, employs more than 150,000 people worldwide and saw net sales of 5,409 billion Yen (approx. US$43 billion) in fiscal year 2000-2001. For further information, please visit the NEC home page at: http://www.nec.com.
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         NEC is a trademark of NEC Corporation.

About InterDigital Communications Corporation

        InterDigital develops advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented TDMA, GSM/GPRS and CDMA inventions, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com.
                                                        --------------------

        InterDigital is a trademark of InterDigital Communications Corporation.

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This press release contains forward-looking statements regarding, among other things, the continued success in our patent licensing program, our ability to leverage existing agreements, and the growth in ITC's 3G related patent license revenue. Such statements are subject to risks and uncertainties. Actual outcomes could materially differ from those expressed in any such forward-looking statements due to a variety of factors. These factors include, but are not limited to ITC's ability to obtain and maintain key patents worldwide, inability to conclude licensing agreements upon mutually acceptable terms, failure of licensees to meet sales expectations, and the failure of the 3G market to materialize at all or at the rate or pace that we expect, as well as other factors listed in the Company's most recently filed 10-K Annual Report. InterDigital undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.